Exhibit 99.1

News Release

PartnerRe Ltd. Board of Directors Authorizes Repurchase of up to 5 Million Shares

PEMBROKE, Bermuda, September 8, 2008 -- PartnerRe Ltd. (NYSE:PRE) today announced that its Board of Directors has approved an increase in the Company’s share repurchase authorization for a total of up to 5 million common shares. This reflects an increase of approximately 2.1 million common shares to the approximately 2.9 million common shares remaining under the prior authorization announced by the Company on November 19, 2007. To date in 2008, the Company has repurchased a total of 1.5 million common shares.

From time to time, and depending on market conditions, the repurchase program will be accomplished in open market or privately negotiated transactions.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers alternative risk products that include weather and credit protection to financial, industrial and service companies.  Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2007, total revenues were $4.2 billion. As of June 30, 2008, total assets were $17.2 billion, total capital was $5.3 billion and total shareholders’ equity was $4.4 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Relations

Sard Verbinnen
(212) 687-8080
Drew Brown/Jane Simmons

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com